Exhibit 99.1

Longs Reports Preliminary July & 2nd Quarter Sales

Company Schedules August 20 Release of 2nd Quarter Results

WALNUT CREEK, CA (August 8, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $325.8 million for the four-week period ended July 31, 2003, a 1.0% increase over sales of $322.8 million in the comparable period a year ago. Pharmacy sales were 47.3% of total drug store sales compared with 44.9% a year ago.

Preliminary July same-store sales decreased 1.6%  from the comparable period last year. Pharmacy same-store sales increased 3.1% and front-end same-store sales decreased 5.5%.  The company estimated that pharmacy same-store sales in July were negatively impacted by approximately 115 basis points due to generic substitutions for higher-priced, name-brand drugs.

Preliminary total sales of $1.11 billion for the 13 weeks ended July 31, 2003, were 0.7% higher than the $1.10 billion reported in the comparable period last year.  Pharmacy sales were 46.7% of total drug store sales during the period, compared with 44.4% a year ago.  Same-store sales decreased 1.9%, with pharmacy same-store sales increasing 2.8% and front-end same-store sales decreasing 5.6%.

Preliminary total sales for the 26 weeks ended July 31, 2003 were $2.21 billion, or a 1.0% increase over sales of $2.19 billion in the comparable period last year. Pharmacy sales were 46.8% of total drug store sales in the period compared with 45.2% a year ago.  Same-store sales decreased 1.3%, with pharmacy same-store sales rising 2.3% and front-end same-store sales decreasing 4.3%.

Longs is scheduled to announce its results for the second quarter of fiscal 2004 on Wednesday, August 20, and has scheduled a conference call for 4:30 p.m. ET/1:30 p.m. PT to discuss its performance. Longs will webcast the call via its www.longs.com website and via PRNewswire’s Multimedia function at www.prnewswire.com. Links to the live audio webcast will be available on Longs’ website on both the home page and the Investor Events Calendar, along with PRNewswire’s website via the conference call list. Both sites allow visitors to download the necessary software to access the webcast.

ABOUT LONGS DRUG STORES CORPORATION

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003. Through its 463 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drugs serves the specific health and well being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.